EXHIBIT 10N

EMPLOYMENT AGREEMENT

This Agreement shall be effective as of July 1, 2011, and is made by and between Sunteck Transport Co., Inc., a corporation duly organized under the laws of the State of Florida with its principal place of business at 6413 Congress Ave. Suite 260, Boca Raton, Florida 33487 (the “Company”), and Mark Weiss, an individual (the “Executive”).

WHEREAS, the Company is in the business of providing transportation and related services through the recruitment, retention, development, and management of a network of independent “transportation agents” (the “Business”);

WHEREAS, the Executive is an experienced brokerage operations and sales professional;

WHEREAS, the Company desires to employ the Executive in furtherance of the Business, and the Executive desires a senior management role with the Company; and

WHEREAS, the parties have agreed that the Executive and the Company shall enter into this contract of employment on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, terms and conditions hereinafter set forth, and for other good and valuable consideration, receipt whereof is specifically acknowledged, the parties hereto hereby agree as follows:

1.    Employment

The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company on the terms and conditions set forth in this Agreement.

2.   The Executive’s Duties

(a) The Executive hereby agrees to serve the Company faithfully and honestly and to use his best efforts and ability to serve the Company in the capacity of Executive Vice President or such other primary senior management position as the Board of Directors of the Company may assign, and to perform such duties as are assigned to him consistent with such position and authority.

(b) The Executive agrees to devote his entire time, energy, and skill during regular business hours to such employment and not to engage in any other employment or activities competitive with those of the Company, either paid or unpaid, of any nature during the term of this Agreement and his employment hereunder. Nothing in this Section 2(b), however, will prevent Executive from engaging in additional activities in connection with personal investments and community affairs that are not inconsistent with Executive’s duties under this Agreement.

(c) The Executive’s principle business office shall the Company’s corporate offices in Boca Raton, Florida.

3.   Term

The Term of employment under this Agreement shall be for an initial four and one-half (4½) year period commencing on the effective date hereof (the “Employment Period”), unless earlier terminated pursuant to Section 6.

4.   Compensation and Benefits

In consideration for the services to be rendered by the Executive to the Company, the Company hereby agrees to pay compensation to the Executive as follows for any and all services provided by the Executive:

(a) Base Salary: One Hundred Eighty Seven Thousand Five Hundred Dollars ($187,500) annually, payable not less frequently than monthly according to the Company’s standard payroll schedule.

(b) Bonus: At the discretion of management.

(c) Expenses - Executive shall be reimbursed for all properly authorized, documented and reasonable business related expenses by submitting reports and documentation in accordance with Company policy, provided, that the Executive shall also receive a $1,250 monthly auto allowance.

(d) Benefits - Executive shall be entitled to benefits as provided in the Company’s employee handbook, which currently include group health, dental and life insurances, based on his time in service with the Company or any parent, subsidiary or affiliate of the Company. Notwithstanding the provisions of the Company’s employee handbook, during the Employment Period Executive shall be entitled to twenty (20) days paid time off per year (or pro rated potion thereof); provided, however, such amount shall not carry over from year to year and otherwise has no cash value.

5.   The Executive’s Rights Under Certain Plans

The Company agrees that nothing contained herein is intended to or shall be deemed to be granted to the Executive in lieu of any rights and privileges which the Executive may be entitled to as an employee of the Company under any retirement, pension, insurance, hospitalization, or other plan which may now or hereafter be in effect, it being understood that the Executive shall have the same rights and privileges to participate in such plans or benefits as any other employee of the Company, and said right shall specifically extend to participation in any future Stock Incentive Plan according to the terms and conditions of such plan, if any.

6.   Termination

(a) Notwithstanding anything to the contrary contained herein, the Company may terminate this Agreement, the Executive’s employment hereunder, and all compensation due to the Executive hereof at any time for “Cause.” For purposes of this Agreement, termination for “Cause” shall mean (i) material neglect of duties for which the Executive is employed, or material misconduct or dishonesty in the performance of such duties, (ii) the Executive’s committing fraud, misappropriation or embezzlement in the performance of his duties as an employee of the Company, (iii) the Executive’s conviction of any felony which, as determined in good faith by the Company, constitutes a crime involving moral turpitude, (iv) a breach of Section 7, Section 8 or Section 9 of this Agreement. In the event of any termination under this Section 6(a), the Executive shall be entitled only to such rights and compensation as shall have accrued prior to such termination or violation.

(b) If there shall occur a “Change in Control” (as hereinafter defined), then the Company may terminate the Executive’s employment hereunder by written notice within thirty (30) days of the occurrence of a Change in Control and on the Termination Date any unvested stock options of AutoInfo, Inc. owned by the Executive shall immediately vest and become exercisable.  Upon the termination of the Executive’s employment based on a Change in Control, the Company shall make a lump sum cash payment to the Executive equal to one and one-half times of his Base Compensation.  A “Change in Control” shall be deemed to occur upon: (a) the sale by the Company’s parent, AutoInfo, Inc., of all or substantially all of its assets to any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended); (b) the consolidation or merger of AutoInfo, Inc. with any person as a result of which merger Auto is not the surviving entity and with respect to which persons who were the stockholders of AutoInfo, Inc. immediately prior to such consolidation or merger do not, immediately thereafter own more than 50% of the combined voting power entitled to vote generally in the election of directors of the consolidated or merged company’s then outstanding voting securities; or (c) a tender offer, merger, consolidation, sale of assets or contested election or any combination of the foregoing transactions in which the persons who were directors of AutoInfo, Inc. immediately before the transaction cease to constitute a majority of the Board or any successor to Auto.  An “affiliate” shall mean any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, any other person.

(c) In the event of the Executive’s death during his employment hereunder; this Agreement, the Executive’s employment hereunder, and all compensation due to the Executive pursuant to Section 4 hereof shall cease as of the date of death; provided that the legal heirs of the Executive or the representatives of the Executive’s estate shall be entitled to payment of such compensation as shall have accrued prior to the Executive’s death.

(d) If, during the term of this Agreement, the Executive shall be unable to perform his duties hereunder on account of illness, disability, or other incapacity, as determined in good faith and in the reasonable judgment of the Company’s board of directors, and such illness, disability and other incapacity shall continue for a period of more than two (2) consecutive months in any twelve (12) month period, the Company shall thereafter have the right, on not less than thirty (30) days’ written notice to the Executive, to terminate this Agreement. In such an event, the Executive shall not be entitled to any future cash or non-cash compensation, benefits or termination pay. However, if, prior to the date specified in such notice, the Executive shall have recovered from the illness or other incapacity and shall have fully resumed the performance of his duties hereunder for thirty (30) consecutive business days, the Executive shall be entitled to continue his employment with full compensation as though such notice had not been given.

7.   Confidential Information

The Executive agrees to receive Confidential Information (as hereinafter defined) of the Company in confidence, and not to disclose to others, assist others in the application of, or use for his own gain, such information, or any part thereof, unless and until it has become public knowledge or has come into the possession of such other or others by legal and equitable means. The Executive further agrees that, upon termination of his employment with the Company, all documents, records, notebooks and similar tangible or electronic repositories of or containing Confidential Information, including copies thereof, then in the Executive’s possession, whether prepared by him or others, will be returned to the Company. For purposes of this Section 7, “Confidential Information” means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company or any predecessor or successor company, not generally known in the industry in which the Company is or may become engaged about the Company’s products, processes and services. By way of example, and not limitation, Confidential Information means customer billing practices and rates, carrier payment practices and rates, incentive compensation formulas, agent commission rates and formulas, terms and conditions of agency contracts between the Company and its agents and employees. The Executive’s obligations under this Section 0 shall survive any termination or expiration of this Agreement and the Executive’s employment hereunder and to the extent that any information is received about the Company pending Closing pursuant to this Agreement, this clause shall survive the failure to close and any related dissolution of this Agreement.

8.   Intellectual Property

The Executive covenants and agrees that he will disclose promptly and fully, and assign and transfer to the Company, its successors and assigns, without further consideration, full and absolute rights, title and interest in and to any and all inventions, designs, or discoveries of any kind and nature, patentable or unpatentable, and in and to any and all writings, designs, drawings, and the like, conceived or created by the Executive, individually or jointly with others, during his employment by the Company or at any time subsequent thereto, and relating or derived from, in the reasonable opinion of the Company, in any material way to the Company’s products, processes, apparatus or business, together with the right on the part of the Company, its successors and assigns, to obtain Patent or Copyright or other intellectual property right protection thereon in the United States and all countries foreign thereto, in the Company’s name or otherwise, covering such inventions, improvements, designs, discoveries or writings. The Executive further agrees to execute and acknowledge all papers and to do, at the Company’s expense, any and all other things necessary for or incident to the applying for, obtaining and maintaining of such Patents, Copyrights or other intellectual property rights, as the case may be, and to execute, on request, whether during or after the terms of employment hereunder, all papers necessary to assign and transfer such inventions, improvements, designs, discoveries, writings, copyrights, patents, patent applications and other intellectual property rights of the Company, its successors and assigns. The obligations of the Executive under this Section 8 shall survive any termination or expiration of this Agreement.

9.   Restrictive Covenants

(a) The Executive acknowledges that: the Company is engaged in the Business; his work for the Company will give him access to Confidential Information concerning the Company (and its subsidiaries and affiliates); and the Business of the Company, which is conducted throughout the United States and Canada, their respective possessions and territories. Accordingly, to induce the Company to enter into this Agreement and in consideration of the compensation structure provided herein, the Executive covenants and agrees that:

(i) Non-Competition with the Company. So long as the Executive is employed by the Company, the Executive shall not enter the employ of or contract for his services with any other company engaged in the same or substantially the same Business as the Company.

(ii) Non-Solicitation. So long as the Executive is employed by the Company, and for a period of one (1) year from termination of such employment, regardless of the reason for such termination, the Executive shall not directly or indirectly, for his own account or the account of another with whom the Executive has a business or compensation based relationship, solicit, engage, hire, provide services to or on behalf of, as the case may be, any employee, transportation or sales agent, or customer of the Company, or encourage or attempt to persuade any employee, transportation or sales agent, or customer of the Company to modify or terminate its or their affiliation or business relationship with the Company.

(iii) Confidential Information. The Executive agrees that at no time subsequent to his termination of employment with the Company shall he make use of any documents, writings, trade secrets, Confidential Information or any such material of proprietary nature belonging to the Company or its subsidiaries and affiliates.

Sections 9(a)(ii) and (iii) shall not be construed in such a way that the Executive is prevented from seeking employment elsewhere, but rather shall be prohibited from making contact with the Company’s employees, customers and transportation and sales agents, and prohibited from using any materials or Confidential Information of the Company at any time subsequent to the termination of employment with the Company.

(b) If any court determines that any of the forgoing Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenant(s) will not thereby be affected and will be given full effect, without regard to the invalid portions.

(c)If any court determines that any of the forgoing Restrictive Covenants, or any part thereof, is unenforceable because of the duration of such provision or the area covered thereby, such court will have the power to reduce the duration or area of such provision and, in its reduced form, such provision will then be enforceable and will be enforced.

10.  Executive’s Representation and Warranties.

(a) Executive represents and warrants that he has the full right and authority to enter into this Agreement and fully perform his obligations hereunder, that he is not subject to any non-competition agreement other than with the Company, and that his performance under this Agreement will not infringe on the proprietary rights of others or use or disclose another party’s statutory trade secrets. Executive further represents and warrants that he is not obligated under any contract (including, but not limited to, licenses, covenants or commitments of any nature) or other agreement or subject to any judgment, decree or order of any court or administrative agency which would conflict with his obligation to use his best efforts to perform his duties hereunder or which would conflict with the Company’s business and operations as presently conducted or proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as officer and employee by Executive will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument to which Executive is currently a party.

11.  Rights and Remedies Upon Breach

The Executive acknowledges and agrees that a violation of any of the restrictive covenants contained in this Agreement shall cause certain harm to the Company and the Company shall be entitled to specific performance of this Agreement or an injunction with proof of specific damages, together with costs and attorney’s fees incurred by the Company in enforcing its rights under this Agreement. If the Executive breaches, or threatens to commit a breach of any of the provisions of Sections 7, 8 or 9, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

(a) The rights and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent), with proof of specific damages, against violations, threatened or actual, and whether or not then continuing of such covenants, it being acknowledged and agreed that any such breach of threatened breach will cause certain injury to the Company and that money damages will not provide an adequate remedy to the Company.

(b) The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments, or other benefits derived or received by the Executive as the result of any transaction constituting a breach of the Restrictive Covenants. The Company may set off any amounts due it under this Section 11(b) against any amounts owed to the Executive under Section 4.

12.  Entire Agreement

This Agreement supersedes and cancels any and all prior agreements between the parties hereto, express or implied, relating to the subject matter hereof. This Agreement sets forth the entire Agreement between the parties hereto. It may not be changed, altered, modified or amended except in a writing signed by both parties.

13.  Non-Waiver

The failure or refusal of either party to insist upon the strict performance of any provision of this Agreement or to exercise any right in any one or more instances or circumstances shall not be construed as a waiver or relinquishment of such provision or right, nor shall such failure or refusal be deemed a custom or practice contrary to such provision or right.

14.  Non-Assignment and Company’s Notice of Continuing Obligation

The Executive shall have no right to assign any of the rights, nor to delegate any of the duties, created by the Agreement, any assignment or attempted assignment of the Executive’s rights, and delegation or attempted delegation of the Executive’s duties, shall be null and void. However, the Executive shall have the right to assign his right to receive compensation under Section 4(b) to his estate or his family in the event of his death or mental incapacity. In all other respects, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, beneficiaries, personal representatives, successors, assigns, officers and directors.

15.  Severability

If any section, term or provision of this Agreement shall be held or determined to be unenforceable, the balance of this Agreement shall nevertheless continue in full force and effect unaffected by such holdings or determination.

16.  Notice

All notices hereunder shall be in writing. Notices may be delivered personally, or by mail, postage prepaid, to the respective addresses noted above. Either party may designate a new address for purposes of this Agreement by notice to the other party.

17.  Attorney’s Fees

Should either party engage the services of an attorney to enforce the terms of this Agreement by judicial proceedings, the prevailing party shall be entitled to receive its expenses, including attorney’s fees in connection with such action.

18.  Governing Law

This Agreement shall be governed and construed in accordance with the laws of the State of Florida and the parties agree that any federal or state courts of competent subject matter jurisdiction, shall have jurisdiction over this Agreement and any controversies arising from this Agreement shall be brought only in such courts.

IN WITNESS WHEREOF, the parties hereof have set their signatures and seals as of the date first above written.

Sunteck Transport Co., Inc.

/s/ Mark Weiss	By:	/s/ Harry Wachtel
Executive	President

Mark Weiss	Harry Wachtel